SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                December 20, 2000
                        ---------------------------------
                        (Date of earliest event reported)


                              THE FINOVA GROUP INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                    1-11011                    86-0695381
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(State or Other Jurisdiction        (Commission                 (IRS Employer
      of Incorporation)             File Number)             Identification No.)


4800 North Scottsdale Road, Scottsdale, Arizona                     85251
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   (Address of Principal Executive Offices)                       (Zip Code)


                                 (480) 636-4800
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               Registrant's telephone number, including area code


                                      None
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

     On December 20, 2000, The FINOVA Group Inc. (the "Company") and Leucadia National Corporation ("Leucadia") entered into a Securities Purchase Agreement pursuant to which Leucadia will purchase, for $250 million, (i) one million shares of Series B Convertible Preferred Stock and (ii) a 10-year warrant with respect to 20% of the Company's outstanding shares for an aggregate warrant exercise price of $125 million. The Series B Convertible Preferred Stock will have an initial aggregate liquidation preference of $250 million and a 14% coupon compounded quarterly. During the first five years, dividends on the Series B Convertible Preferred Stock will accrue quarterly from the date of original issuance but will not be paid. After the first five years, dividends will continue to accrue and will be paid if and to the extent declared by the Board of Directors. Accrued and unpaid dividends will be added to the liquidation preference. The Series B Convertible Stock will be convertible into the Company's common stock from June 30, 2006 until the tenth anniversary of issuance based on the liquidation preference of each share at an initial conversion price of $2.50 per share of Common Stock (initially converting into an aggregate of 100 million shares), and will vote with the common stock on an as converted basis, receiving two votes per share of common stock into which it is convertible.

     The transactions contemplated by the Securities Purchase Agreement are subject to the Company completing a refinancing or restructuring of its approximately $4.7 billion bank debt and its approximately $6.6 billion public bond debt, in each case on terms acceptable to both Leucadia and the Company, as well as certain other customary conditions, including regulatory approvals.

     As soon as practical following the purchase of the Series B Convertible Preferred Stock by Leucadia, the Company will issue Series C Convertible Preferred Stock with an aggregate initial liquidation preference of $150 million pursuant to a rights offering to its current common stockholders as of the closing of the transactions comtemplated by the Securities Purchase Agreement. The Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock will have identical economic and other terms and will differ only in respect of their date of issuance. Leucadia has agreed to act as standby purchaser with respect to the first $100 million of Series C Preferred Convertible Preferred Stock to be issued in the rights offering.

     The transaction documents include a provision that could result in a distribution to either current common stockholders as of the closing of the transactions comtemplated by the Securities Purchase Agreement, or the holders of Series B and Series C Convertible Preferred Stock and Leucadia with respect to the warrant in 2006, based upon the performance of the Company's loan and lease portfolio.

     In connection with the investment, Leucadia will have the right to appoint six members to a newly constituted ten member Board of Directors.

     A copy of the Company's press release dated December 21, 2000 is filed as
Exhibit 99.A to this Current Report on Form 8-K. Copies of the Securities Purchase Agreement, the form of Registration Rights Agreement and the form of Management Agreement are filed as Exhibits 10.B through 10.C to this Current Report on Form 8-K. Copies of the form of Warrant and the form of Certificate of Designations for the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock are filed as Exhibits 4.A and 4.B, respectively, to this Current Report on Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, The FINOVA Group Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    THE FINOVA GROUP INC.


Dated: December 21, 2000            By: /s/ Bruno A. Marszowski
                                        ----------------------------------------
                                        Name:  Bruno A. Marszowski
                                        Title: Senior Vice President -
                                               Controller and Chief Financial
                                               Officer

                                  EXHIBIT INDEX

  Exhibit Number by
  Reference to Item
601 of Regulation S-K                        Description
---------------------                        -----------

         4.A             Form of Warrant to be issued to Leucadia National
                         Corporation

         4.B Form of Certificate of Designations of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock

        10.A Securities Purchase Agreement dated as of December 20, 2000 between The FINOVA Group Inc. and Leucadia National Corporation

        10.B             Form of Registration Rights Agreement

        10.C             Form of Management Agreement

        99.A             Press Release dated December 21, 2000